DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT (this "Agreement") is dated as of ________, 2003 between NL Industries, Inc., a New Jersey corporation ("NL"), and Kronos Worldwide, Inc., a Delaware corporation and a wholly-owned subsidiary of NL ("Kronos").

     WHEREAS, the Board of Directors of NL has authorized the distribution of approximately 23.85 million shares of common stock, par value $.01 per share ("Kronos Common Stock"), to the holders of the issued and outstanding shares of common stock, par value $.125 per share ("NL Common Stock"), of NL as of the Record Date (as defined below), on the basis of one share of Kronos Common Stock for every two shares of NL Common Stock (the "Distribution");

     WHEREAS, immediately prior to the Distribution, Kronos will be recapitalized (the "Recapitalization") to increase the number of authorized shares of Kronos Common Stock to 60 million shares of which approximately 48.94 million shares will be issued and outstanding on the effective date of the Distribution, and Kronos will declare and pay a dividend to NL in the form of a $200 million long-term note payable to NL (the "Term Note");

     WHEREAS, it is believed that the Distribution should, among other things, enhance the ability of Kronos to capitalize on the Kronos brand name and to develop separate business relationships and strategies distinct from operating as a wholly-owned subsidiary of NL, which is expected to enhance Kronos' global competitive position; and

     WHEREAS, the parties hereto have determined to set forth the transactions required to effect the Distribution and the Recapitalization.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and the Ancillary Agreements (as defined below), the parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     The following terms, as used herein, have the following meanings:

     "Action" means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before or any Governmental Authority or any arbitration or mediation tribunal.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

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

     "Ancillary Agreements" means the Term Note, the Tax Sharing Agreement, the Intercorporate Services Agreement dated as of __________, 2003 between Contran and Kronos and the other agreements or documents contemplated hereby and thereby, as any of such documents or agreements may be amended from time to time.

     "Commission" means the Securities and Exchange Commission.

     "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

     "Contran" means Contran Corporation, a Delaware corporation.

     "Distribution" shall have the meaning set forth in the Recitals to this Agreement.

     "Distribution Agent" means Equiserve Trust Co., N.A.

     "Distribution Date" means the day as of which the Distribution shall be effected.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Finally Determined" means, with respect to any Action or other matter, that the outcome or resolution of such Action or matter has been determined by judgment, award or order not subject to further appeal or discretionary review.

     "Form 10" means the registration statement on Form 10 initially filed by Kronos with the Commission on August 8, 2003 (SEC File No. 001-31763) to effect the registration of Kronos Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

     "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     "Group" means, as the context requires, the Kronos Group or the NL Group.

     "Indemnified Party" shall have the meaning set forth in Section 3.5 of this Agreement.

     "Indemnifying Party" shall have the meaning set forth in Section 3.5 of this Agreement.

     "Information Statement" means the final Information Statement, which is filed as Exhibit 99.1 to the Form 10 and which is to be sent to each holder of NL Common Stock in connection with the Distribution.

     "Kronos" shall have the meaning set forth in the first paragraph of this Agreement.

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     "Kronos  Business"  means the  titanium  dioxide and related  business  and operations of Kronos and the Kronos Group, each as conducted on the Distribution Date.

     "Kronos Common Stock" shall have the meaning set forth in the recitals to this Agreement.

     "Kronos Financial Statements" means the financial statements of Kronos, including the notes thereto, as presented in the Information Statement.

     "Kronos Group" means Kronos and its Subsidiaries and the equity or investment interest in joint ventures, partnerships and other entities that are less than majority-owned entities of Kronos or any of its Subsidiaries, each as of and after the Distribution Date.

     "Kronos Indemnitees" shall have the meaning set forth in Section 3.3 of this Agreement.

     "Kronos Liabilities" means, without duplication:

     (i) all Liabilities (including Taxes, other than Liabilities for Taxes that are governed by the Tax Sharing Agreement), whether arising before, on or after the Distribution Date relating to, arising out of or resulting from:

          (A) the operation of the Kronos Business, as conducted at any time prior to, on or after the Distribution Date; or

          (B) the operation of any business conducted by any member of the Kronos Group at any time after the Distribution Date;

     (ii) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the Kronos Business; and

     (iii)all Liabilities reflected as Liabilities or obligations of Kronos in the Kronos Financial Statements.

     "Liabilities"  means  any  and  all  losses,  claims,  debts,  liabilities, obligations, damages, causes of action, suits, indemnities and similar obligations, and other liabilities and requirements, including all contractual obligations and assumed liabilities, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, Action, order, injunction or consent decree of any Governmental Authority, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

     "Losses" means, with respect to any Person, any and all damage, loss, liability, cost and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

     "NL" shall have the meaning set forth in the first paragraph of this Agreement.

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

     "NL Business" means (i) the business, operations and assets of NL and its Subsidiaries as of the Distribution Date (excluding the Kronos Business) and
(ii) any and all terminated, divested or discontinued businesses, assets or operations conducted by or related to NL or its Subsidiaries (excluding the Kronos Business).

     "NL Common Stock" shall have the meaning set forth in the Recitals to this Agreement.

     "NL Group" means NL and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Kronos Group).

     "NL Indemnities" shall have the meaning set forth in Section 3.2 of this Agreement.

     "NL Liabilities" means, without duplication:

     (i) all Liabilities (including Taxes, other than Liabilities for Taxes that are governed by the Tax Sharing Agreement), whether arising before, on or after the Distribution Date relating to, arising out of or resulting from:

          (A) the operation of the NL Business, as conducted at any time prior to, on or after the Distribution Date; or

          (B) the operation of any business conducted by any member of the NL Group at any time after the Distribution Date;

     (ii) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses, assets and operations of the NL Business; and

     (iii)all Liabilities (other than Kronos Liabilities) reflected as Liabilities or obligations of NL in NL's financial statements included in its most recent Quarterly Report on Form 10-Q filed with the Commission.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     "Recapitalization" shall have the meaning set forth in the Recitals to this Agreement.

     "Record Date" means the date determined by the NL Board of Directors (or determined by a committee of such Board of Directors pursuant to authority delegated to such committee by the NL Board of Directors) as the record date for determining the holders of NL Common Stock entitled to receive the Distribution.

     "Representatives" shall have the meaning set forth in Section 4.5(a) of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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
     "Subsidiary" means, with respect to any Person, any other entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Tax Returns" means federal, foreign, state and local returns of Taxes.

     "Taxes" means the Combined Foreign, State and Local Taxes and the Federal Taxes (as such terms are defined in the Tax Sharing Agreement).

     "Tax Sharing Agreement" means the Tax Agreement, dated as of _________, 2003, among Valhi, Contran and Kronos.

     "Term Note" shall have the meaning set forth in the Recitals to this Agreement.

     "Third-Party Claim" shall have the meaning set forth in Section 3.6 of this Agreement.

     "Transaction" means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

     "Valhi" means Valhi, Inc., a Delaware corporation.


                                   ARTICLE II
                    THE RECAPITALIZATION AND THE DISTRIBUTION

     Section 2.1 Issuance of Stock. Prior to or as of the Distribution Date, the parties hereto shall take all steps necessary to (i) amend and restate the Certificate of Incorporation and Bylaws of Kronos in order to, among other things, increase the number of authorized shares of Kronos' common stock to 60 million shares and (ii) reclassify in the form of a stock split the outstanding shares of Kronos Common Stock so that immediately prior to or as of the Distribution Date there shall be approximately 48.94 million shares of Kronos Common Stock outstanding.

     Section 2.2 Special Dividend. On or prior to the Distribution Date, Kronos shall issue to NL as a special dividend the Term Note.

     Section 2.3 Registration and Listing. Prior to the Distribution Date:

          (a) NL and Kronos shall prepare, and Kronos shall file with the Commission, the Form 10, which shall include the Information Statement, and which shall set forth appropriate disclosure concerning Kronos and the Distribution. NL and Kronos shall use reasonable commercial efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, NL shall mail the Information Statement to the holders of NL Common Stock as of the Record Date.

          (b) NL and Kronos shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or

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

amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by this Agreement and the Ancillary Agreements.

          (c) NL and Kronos shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable law under any foreign jurisdiction) in connection with the Distribution.

          (d) NL and Kronos shall take all reasonable steps to cause the shares of Kronos Common Stock to be eligible for listing on the New York Stock Exchange and NL and Kronos shall prepare, and Kronos shall file and pursue, an application to permit listing of the Kronos Common Stock on the New York Stock Exchange.

     Section 2.4 NL Board Action; Sole Discretion of NL. NL's Board of Directors shall establish (or delegate to the appropriate officers of NL authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. NL may, in its sole and absolute discretion, at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.

     Section 2.5 Conditions Precedent to the Distribution.

          (a) The following shall be conditions to NL's obligation to effect the
Distribution:

               (i) the Form 10 shall have been declared effective by the Commission, and no suspension, withdrawal or stop-order shall be in effect with respect thereto and no proceeding for that purpose shall have been instituted by the Commission;

               (ii) the New York Stock Exchange shall have approved the listing of the Kronos Common Stock, subject to official notice of issuance;

               (iii) the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable law under any foreign jurisdiction) shall have been taken and, where applicable, have become effective or accepted;

               (iv) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal constraint or prohibition preventing the consummation of the Transaction shall be in effect;

               (v) all material Consents and Governmental Approvals necessary to consummate the Transaction shall have been obtained and be in full force and effect;

               (vi) the NL Board of Directors shall be satisfied that the Distribution is lawful under applicable state and federal law;

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
               (vii)  the  NL  Board  of  Directors   shall  have  approved  the
          Distribution and have not abandoned or revoked the Distribution at any time before the completion of the Distribution;

               (viii) Kronos' amended and restated Certificate of Incorporation and Bylaws, in substantially the forms filed as exhibits to the Form 10, shall be in effect;

               (ix) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

               (x) no other events or developments shall have occurred subsequent to the date hereof that, in the judgment of NL, would result in the Distribution having an adverse effect on NL or on the shareholders of NL; and

               (xi) this Agreement shall not have been terminated.

          (b) NL and Kronos shall cooperate and take all reasonable steps necessary or appropriate to cause the conditions set forth in Section 2.5(a) (subject to Sections 2.4 and 2.5(a)(x)) to be satisfied and to effect the Distribution on the Distribution Date,

          (c) The foregoing conditions are for the sole benefit of NL and shall not give rise to or create any duty on the part of NL or NL's Board of Directors to waive or not waive such conditions or in any way limit NL's right to terminate this Agreement as set forth in Section 6.8. Any determination made by NL prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in Section 2.5(a) shall be conclusive.

     Section 2.6 The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) NL shall deliver to the Distribution Agent for the benefit of holders of record of NL Common Stock on the Record Date, a stock certificate or certificates, endorsed by NL in blank, representing the number of shares Kronos Common Stock to be distributed to NL shareholders in the Distribution, (ii) the Distribution shall be effective on the Distribution Date and (iii) NL shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of NL Common Stock as of the Record Date one share of Kronos Common Stock for every two shares of NL Common Stock so held; such distribution to be in book entry form. Kronos agrees to provide all certificates for shares of Kronos Common Stock that NL shall require (after giving effect to Section 2.7) in order to effect the Distribution.

     Section 2.7 Fractional Shares. No fractional shares of Kronos Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Kronos Common Stock allocable to each holder of NL Common Stock as of the Record Date. Upon the determination by the Distribution Agent of the aggregate number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such

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

fractional shares for cash on the open market and shall disburse to each holder entitled thereto the appropriate portion of the resulting cash proceeds (calculated by multiplying the average gross selling price per share times the number of fractional shares allocable to such holder), less a pro rata portion of the aggregate brokerage commission payable in connection with the sale.

                                  ARTICLE III
                        MUTUAL RELEASES; INDEMNIFICATION

Section 3.1       Release of Pre-Distribution Claims.

          (a) Except as provided in Section 3.1(c), effective as of the Distribution Date, Kronos, on behalf of itself and each other member of the Kronos Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Kronos Group (in each case, in their respective capacities as such), remise, release and forever discharge each of NL, the other members of the NL Group and their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been shareholders, directors, officers, agents or employees of any member of the NL Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Kronos Liabilities whatsoever, whether at law or in equity (including any right of indemnity or contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any act or event occurring or failing to occur or alleged to have occurred or to have failed to occur or any condition existing or alleged to have existed on or before the Distribution Date, including but not limited to in connection with the Transaction and all other activities to implement the Distribution.

          (b) Except as provided in Section 3.1(c), effective as of the Distribution Date, NL, on behalf of itself and each other member of the NL Group, their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the NL Group (in each case, in their respective capacities as such), remise, release and forever discharge each of Kronos, the other members of the Kronos Group and their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Kronos Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all NL Liabilities whatsoever, whether at law or in equity (including any right of indemnity or contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any act or event occurring or failing to occur or alleged to have occurred or to have failed to occur or any condition existing or alleged to have existed on or before the Distribution Date, including but not limited to in connection with the Transaction and all other activities to implement the Distribution.

          (c) Nothing contained in Sections 3.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. Nothing contained in Section 3.1(a) or (b) shall release any Person from:

               (i) any Liability provided in or resulting from any agreement between or among members of the NL Group, on one hand, and members of the Kronos Group, on the other hand;

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               (ii) any  Liability  that any  Person  may have with  respect  to indemnification or contribution pursuant to this Agreement for claims brought against such Person by third Persons, which Liability shall be governed by the provisions of this Article III and, if applicable, the appropriate provisions of the Ancillary Agreements; or

               (iii)  any   Liability   of  any  Person   other  than  a  Person
          specifically released pursuant to this Section 3.1.

          (d) Kronos shall not make, and shall not permit any other member of the Kronos Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against NL or any other member of the NL Group or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to
Section 3.1(a). NL shall not make, and shall not permit any other member of the NL Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Kronos or any other member of the Kronos Group or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

          (e) It is the intent of the parties hereto by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all applicable Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Kronos or any member of the Kronos Group, on one hand, and NL or any member of the NL Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 3.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

     Section 3.2 Indemnification of the NL Group. Subject to Section 3.4, on and after the Distribution Date, Kronos shall indemnify, defend and hold harmless the NL Group and their respective directors, officers, employees and agents (in each case, in their respective capacities as such) (the "NL Indemnitees") from and against any and all Losses incurred or suffered by any of the NL Indemnitees relating to, arising out of or resulting from any of the following:

          (a) the failure of Kronos or any other member of the Kronos Group or any other Person to pay, perform or otherwise promptly discharge any Kronos Liability in accordance with its terms, whether arising prior to or after the Distribution Date;

          (b) the Kronos Business or any Kronos Liability; and

          (c) any material breach by Kronos or any other member of the Kronos Group of this Agreement or any Ancillary Agreement.

     Section 3.3 Indemnification of the Kronos Group. Subject to Section 3.4, on and after the Distribution Date, NL shall indemnify, defend and hold harmless the Kronos Group and their respective directors, officers, employees and agents

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

(in each case, in their respective capacities as such) (the "Kronos Indemnitees") from and against any and all Losses incurred or suffered by any of the Kronos Indemnitees relating to, arising out of or resulting from any of the following:

          (a) the failure of NL or any other member of the NL Group or any other Person to pay, perform or otherwise promptly discharge any NL Liability in accordance with its terms, whether arising prior to or after the Distribution Date;

          (b) the NL Business or any NL Liability; and

          (c) any material breach by NL or any other member of the NL Group of this Agreement or any Ancillary Agreement.

     Section 3.4 Insurance; Third Party Obligations; Tax Benefits. Any indemnification pursuant to Sections 3.2 or 3.3 shall be paid net of the amount of any insurance or other amounts that would be payable by any third party to the Indemnified Party (as defined below) in the absence of this Agreement (irrespective of time of receipt of such insurance or other amounts) and net of any tax benefit to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the Indemnified Party so that the Indemnified Party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

     Section 3.5 Notice and Payment of Claims. If any NL Indemnitee or Kronos Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by any party (the "Indemnifying Party") under this Article III (other than in connection with any Action subject to Section 3.6), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnified Party shall give the Indemnifying Party an additional notice of its claims for indemnification and if the Indemnifying Party does not give the Indemnified Party written notice objecting to such claims within 10 days after receipt of such additional notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined. Notice and payment of all claims shall be in accordance with the provisions of this Agreement.

     Section 3.6 Notice and Defense of Third-Party Claims. Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 3.6 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (a) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (b) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 3.6; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnified Party shall give the Indemnifying Party an additional notice of its claims for indemnification and if the Indemnifying Party does not give the Indemnified Party written notice objecting to such claims within 10 days after receipt of such additional notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to employ counsel to represent such Indemnified Party if, in such Indemnified Party's reasonable judgment, a conflict of interest between such Indemnified Party and such Indemnifying Party exists in respect of such claim that would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party (if the Indemnifying Party elects to assume such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, subject to the foregoing proviso, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense); and (y) the Indemnifying Party may settle or compromise the Third Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not

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
be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection to liability hereunder has been Finally Determined.

     Section 3.7 Contribution. If for any reason the indemnification provided for in this Article III is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on one hand, and the Indemnified Party, on the other hand, with respect to the actions or omissions that resulted in such Liabilities as well as any other relevant equitable considerations. The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to above in this
Section  3.7  shall  be  deemed  to  include  any   attorneys'   fees  or  other
out-of-pocket expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Liability or Action.

     No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     If indemnification is available under Section 3.2 or 3.3, the Indemnifying Party shall indemnify the Indemnified Party to the full extent provided in
Section 3.2 or 3.3, as applicable, without regard to the relative fault of the Indemnifying Party or Indemnified Party or any other equitable consideration provided for in this Section 3.7.

     Section 3.8 Non-Exclusivity of Remedies.  The remedies provided for in this
Article III are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party at law or in equity.

     Section 3.9 Survival of Indemnification Obligations. The rights and obligations of the parties and their respective Indemnified Parties under this
Article III shall survive the Distribution Date to the full extent permitted under applicable law and shall survive the sale or other transfer by any party of any assets or the assignment by it of any Liabilities or the sale by any member of the NL Group or the Kronos Group of the stock or other equity interest of any Subsidiary or the equity or investment interest in joint ventures, partnerships and other less than majority-owned entities of any Person.

                                   ARTICLE IV
                              ACCESS TO INFORMATION

     Section 4.1 Access to Information. From and after the Distribution Date, each Group shall, upon request therefor, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data, Tax Returns (and any information related thereto) and other data in such Group's possession relating to such other Group or the business and

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

affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, disclosure reporting and regulatory compliance purposes.

     Section 4.2 Litigation Cooperation. Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

     Section 4.3 Reimbursement. Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 4.1 or 4.2 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation. To the extent necessary to enforce rights hereunder, each Group shall be entitled to recover expenses incurred for which it is entitled to reimbursement hereunder pursuant to the indemnification provisions set forth in Article III of this Agreement.

     Section 4.4 Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with past practice of such party (provided that all Tax Returns and information related thereto will be retained for a period of not less than six years). Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

     Section 4.5 Confidentiality.

          (a) Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors ("Representatives") to hold in strict confidence all information (other than any such information relating solely to the business or affairs of such party) concerning the other party unless (i) such party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such party or (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources. Notwithstanding the foregoing, such party may disclose such information to its

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

Representatives so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 4.5, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section 4.5. If no such protective order or other remedy is obtained or waiver granted, such party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise its reasonable efforts to obtain adequate assurance that confidential treatment will be accorded such information. Such party agrees to be responsible for any breach of this Section 4.5 by it and its Representatives.

          (b) Notwithstanding anything set forth herein to the contrary (including the confidentiality provision set forth in this Section 4.5) or in any other agreement to which a party hereto is bound, the parties hereto (and any employee, representative or other agent of any of the parties) are hereby expressly authorized to disclose the "tax treatment" or "tax structure" (as those terms are defined in Treas. Reg. ss.ss. 1.6011-4(c)(8) and (9), respectively) of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the parties relating to such "tax treatment" or "tax structure" of the Transaction, except that "tax structure" or "tax treatment" shall not include the identity of any existing or future party or its Affiliates.

     Section 4.6 Privileged Matters. The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the NL Group and each of the members of the Kronos Group, and that each of the members of the NL Group and each of the members of the Kronos Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. Except as otherwise specifically provided in the Tax Sharing Agreement with respect to tax matters, to allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

          (a) NL shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the NL Business, whether or not the privileged information is in the possession of or under the control of NL or Kronos. NL shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting any NL Liability now pending or that may be asserted in the future, in any Action initiated against or by NL, whether or not the privileged information is in the possession of or under the control of NL or Kronos.

          (b) Kronos shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Kronos Business, whether or not the privileged information is in the possession of or under the control of NL or Kronos. Kronos shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Kronos Liabilities, now pending or which may be asserted in the future, in any Action initiated against or by Kronos, whether or not the privileged information is in the possession of Kronos or under the control of NL or Kronos.

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
          (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 4.6, with respect to all privileges not allocated pursuant to the terms of Sections 4.6(a) and (b). All privileges relating to any Action, disputes or other matters that involve NL and Kronos in respect of which such parties retain any responsibility or liability under this Agreement shall be subject to a shared privilege among them.

          (d) No party hereto may waive any privilege which could be asserted under any applicable law, and in which any other party hereto has a shared privilege, without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third-Party Claim or as provided in Section 4.6(e). Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

          (e) In the event of any Action or dispute between any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party, to the extent necessary in connection with such Action or dispute, may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to such Action or dispute between the relevant parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

          (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

          (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former officers or directors has received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information (to the extent such information is available to such party) and to assert any rights it or they may have under this
Section 4.6 or otherwise to prevent the production or disclosure of such privileged information.

          (h) The transfer of all records and other information pursuant to this Agreement is made in reliance on the agreement of NL and Kronos, as set forth in Sections 4.5 and 4.6, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 4.1, the agreement to cooperate with respect to litigation pursuant to Section 4.2, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.6, and the transfer of

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

privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

          (i) Any waiver of privilege granted pursuant to this Section 4.6 shall only be valid if given in writing and signed by an authorized officer of the party granting such waiver.

                                   ARTICLE V
                               FURTHER ASSURANCES

     In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the Transaction, including but not limited to using its reasonable commercial efforts to obtain any Consents and to make any filings and applications necessary or desirable in order to consummate the Transaction; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such Consents are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.

                                   ARTICLE VI
                                  MISCELLANEOUS

     Section 6.1 Amendments; No Waivers.

          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by NL and Kronos, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 6.2 Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the NL Group in connection with the Transaction shall be paid by NL, and all costs and expenses incurred by the Kronos Group in connection with the Transaction shall be paid by Kronos.

     Section 6.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, including transfers or assignments by operation of law, without the consent of the other party hereto. If any party or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made to the satisfaction of the other party so that the successors and assigns of such party shall assume all of the obligations of such party under this Agreement and each Ancillary Agreement.

     Section 6.4 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Texas, without regard to the conflicts of laws rules thereof.

     Section 6.5 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     Section 6.6 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Ancillary Agreements has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement shall prevail.

     Section 6.7 Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction may be brought in the United States District Court for the Northern District of Texas or any other Texas state court sitting in Dallas County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 6.8 Termination Prior to the Distribution. The NL Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to Kronos, terminate this Agreement (whether or not the NL Board of Directors has theretofore approved this Agreement and/or the Distribution).

     Section 6.9 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transaction is consummated as originally contemplated to the fullest extent possible.

     Section 6.10 Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

     Section 6.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     Section 6.12 Specific Performance. Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the nonbreaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect that comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                 NL INDUSTRIES, INC.


                                 By:      _______________________________
                                 Name:
                                 Title:


                                 KRONOS WORLDWIDE, INC.


                                 By:      _______________________________
                                 Name:
                                 Title:






























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